Exhibit 10.16

As approved on February 16, 2005, and effective commencing on March 1, 2005, all grants to each director under the 1996 Stock Option Plan of Non-Qualified Options shall have a term of 10-years and be exercisable both during and after the grantee’s director services to the Company.  The amount of the annual grant shall be an option to purchase 30,000 shares at an exercise price equal to the closing market price on the date of the grant.  Each non-employee director will additionally receive a one-time supplemental grant of 120,000 options, under the same terms, upon the earlier to occur of 1) a change in control of the Registrant, 2.) an equity offering representing more than 10% of the outstanding shares of the Registrant, or 3.) December 31, 2005.  In the event of a change in control, all outstanding stock options for directors will automatically become fully vested, and therefore have until the expiration of the original term of the grant of each option to exercise the options.